Exhibit 10.1

Release Agreement

This Release Agreement (the “Agreement”) is entered into on September 30, 2024, by and between: Nukkleus Inc., a Delaware corporation (“Nukkleus”), Triton Capital Markets Ltd. (“TCM”) and FXDirectDealer LLC (“FXDIRECT” and collectively with Nukkleus and TCM, referred to as the “Parties”)

WHEREAS:

1.	Nukkleus Limited, a wholly-owned subsidiary of Nukkleus, provided its software, technology, customer sales and marketing and risk management technology hardware and software solutions package under a General Services Agreement dated May 24, 2016, as amended (“GSA”).

2.	The GSA provided that TCM would pay Nukkleus Limited at minimum $1,600,000 per month.

3.	Due to non-payment by TCM under the GSA, Nukkleus advised TCM that the GSA has been terminated effective January 1, 2024.

4.	In order to appropriately service TCM, Nukkleus Limited entered into a General Services Agreement dated May 24, 2016, as amended, with FXDirectDealer LLC (“FXDIRECT”), which provides that Nukkleus Limited would pay FXDIRECT a minimum of $1,575,000 per month in consideration of providing personnel engaged in operational and technical support, marketing, sales support, accounting, risk monitoring, documentation processing and customer care and support, which amount was subsequently reduced to $1,550,000 (the “FXDD GSA”).

5.	The Parties wish to formally confirm that the GSA and the FXDD GSA were terminated as of January 1, 2024 and further confirm that no obligations or liabilities were outstanding or owed by any party as of September 30, 2024.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1.	Termination of GSA and FXDD GSA

The Parties hereby confirm and agree that the GSA and the FXDD GSA was terminated effective January 1, 2024.

2.	Confirmation of Settlement of Outstanding Debt

The Parties confirm that there are no obligations or liabilities outstanding or owed by any Party as of September 30, 2024

3.	Mutual Release

Each Party hereby releases and forever discharges the other Party from any and all claims, demands, damages, actions, causes of action, or suits of any kind or nature whatsoever, both known and unknown, which have arisen or may arise from the GSA or the FXDD GSA.

4.	Governing Law

This agreement is governed by and construed in accordance with the laws of New York. The parties agree to submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, County of New York.

5.	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Nukkleus Inc.

By:	/s/ Menny Shalom
Name:	Menny Shalom
Title:	CEO

Triton Capital Markets Ltd.

By:	/s/ Emil Assentato
Name:	Emil Assentato
Title:	CEO

FXDirectDealer LLC

By:	/s/ Emil Assentato
Name:	Emil Assentato
Title:	CEO